Exhibit 14.1

Principles of Business

Conduct & Ethics

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September 2015

A MESSAGE FROM THE CHAIRMAN

We are very proud of what we have built at CU Bancorp and California United Bank (collectively “CUB”). One of the underlying keys to continued success is earning the confidence, respect, and trust of key constituents. We all must share the same high standards of ethics, integrity, honesty and sound judgment in our business practices. At CUB, our constituents range from customers, to investors, to community members, to our fellow employees.

As our company grows, it is crucial that we continue to promote a favorable and lasting impression of CUB in the minds of everyone with whom we interact. With this goal in mind, we have adopted these Principles of Business Conduct & Ethics. The Company has also implemented a Code of Ethics for Principal Financial Officers (which is available on the Company’s Web site) which provides fundamental principles to which CUB senior financial officers and other executives must adhere. The Company also maintains a Code of Ethics for Vendors which is applicable to certain types of vendors.

Designed as a tool to help employees and directors clearly understand the high ethical standards required for employment at, or association with, CUB, the Principles of Business Conduct & Ethics should guide every interaction we have with our constituents. The Principles of Business Conduct & Ethics are applicable to CUB directors and employees and those of any affiliated companies which are created in the future.

We have formed a team at CUB that is the best in our industry, and the continued commitment to the highest ethical standards and professionalism by our colleagues will make us an even stronger organization in the years ahead. Every employee and director is expected to abide by both the letter and spirit of the Principles of Business Conduct & Ethics. Questions about how to interpret the Principles of Business Conduct & Ethics, should be addressed to Anita Wolman, General Counsel at (818) 257-7779 (awolman@cunb.com) or Emily Hamilton, Director of Human Resources at (310) 807-8603 (ehamilton@cunb.com).

Sincerely,

/s/ David I. Rainer
David I. Rainer, Chairman, Chief Executive Officer

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INTRODUCTION

These Principles of Business Conduct & Ethics address issues that concern CU Bancorp and California United Bank as well as any parent and subsidiary corporations and entities (collectively “CUB” or the “Company”) and apply to the members of the Boards of Directors, and to all employees, including officers (collectively “Colleagues”). Many provisions contained in this Principles of Business Conduct & Ethics are also applicable to independent contractors and temporary staff working on Company engagements and staff of the Company’s vendors working on CUB premises. The Company has also implemented a Code of Ethics for Principal Financial Officers, which establishes fundamental principles to which CUB principal financial officers and other executives must adhere.

The Principles of Business Conduct & Ethics do not replace the provisions on employee conduct contained in the Company’s Employee Handbook, nor does it attempt to anticipate every ethical dilemma that you might face at CUB. Instead, it offers general guidance on basic ethical principles and concepts. These principles and concepts, along with the Company’s corporate values of ethics, respect, teamwork, innovation and excellence, are intended to assist Colleagues in maintaining CUB’s high ethical standards.

Please note that CUB expects all Colleagues to comply with the letter of the Principles of Business Conduct & Ethics and to observe its spirit. This means that Colleagues should continue to rely on common sense, good judgment and individual character and integrity to determine proper conduct. Also, Colleagues should always consider how their individual actions will reflect on the Company as a whole.

If additional guidance is needed or there are questions about how to interpret these Principles of Business Conduct & Ethics, concerns should be addressed to the Company’s General Counsel, Anita Wolman at (818) 257-7779 or Director of Human Resources Emily Hamilton, at (310) 807-8603.

If an employee acts in a manner contrary to the Principles of Business Conduct & Ethics, he/she could be subject to corrective action, which could range from counseling to termination of employment, depending on management’s evaluation of the circumstances. Even inadvertent Principles of Business Conduct & Ethics violations are generally considered extremely serious.

CONFLICTS OF INTEREST

CUB policy requires all Colleagues to avoid actual or perceived conflicts of interest. CUB considers a “conflict of interest” to be any situation in which your own interests could compete with the business of CUB or which interferes with your responsibilities as a Colleague. Business decisions must be made in the best interests of the Company and its constituents and should not be motivated by personal interest, benefit or gain on the part of a Colleague or a member of his or her family. Conflicts may arise when a Colleague takes actions or has interests (financial or otherwise) that may make it difficult to perform his or her work for the Company objectively and effectively.

With respect to potential conflicts of interest involving directors, the Company expects that members of its Board of Directors will avoid conflicts of interest by disclosing to their fellow directors any personal interests in any action upon which the Board votes, and to recuse themselves from participation in any matters when there is a conflict between the interests of CUB and their personal interests. Directors must consult with the General Counsel before accepting a position with another financial institution.

The appearance of a conflict of interest is sometimes as damaging to you and the Company as an actual conflict. Therefore, disclosure of all potential personal or business conflicts of interest, including those cases in which you are placed in a conflict of interest inadvertently, is essential.

It is difficult to identify exhaustively the various circumstances within which a problematic conflict of interest may arise. For this reason, Colleagues must use sound and prudent judgment to recognize and avoid any situation in which their independent business judgment on behalf might appear to be compromised. Colleagues are reminded that use of the Company’s products and services by Colleagues, their families, and other persons with whom they have personal business relationships, must comply with Company policies and procedures as well as applicable laws, rules and regulations, particularly with respect to loans, extension of credit and product pricing.

Questions or guidance about actual or potential conflicts of interest situations, and disclosure of these situations as they arise, should be addressed and reported to the Company’s General Counsel.

Corporate opportunity

You owe a duty of loyalty to CUB to advance the Company’s legitimate interests when a business opportunity arises. Therefore, you may not acquire or derive personal gain or profit from any business opportunity or investment that comes to your attention as a result of your employment or association with CUB and in which CUB might reasonably be expected to participate without first disclosing all relevant facts pertaining to the opportunity to the General Counsel and offering such opportunity or investment to CUB.

Accepting or offering items of value

The Bank Bribery Act and its related rules and regulations (the “Bank Bribery Act”) make it a federal crime for an officer, director, employee, agent, or attorney of a financial institution, or of a financial institution’s holding company, to corruptly accept, or solicit for themselves or for a third party (including a charity), any gift, donation, gratuity, or anything else of value (other than bona fide compensation and benefits) in return for any business, service or confidential information of the Company, or in connection with any bank transaction. The Bank Bribery Act covers all Company transactions, including extensions of credit, underwriting transactions, investment advice, trust matters, checking accounts and purchases from suppliers.

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If you violate the Bank Bribery Act, you may be subject to employment termination, fines and/or imprisonment. To protect yourself against an inadvertent violation of the Bank Bribery Act and Company policy, and to avoid the appearance of impropriety, you and your relatives generally should not solicit, encourage, request or accept, either on behalf of yourself or a third party (including other people, companies or charities), items of any value in connection with your service to CUB, other than bona fide salary, wages and commissions paid by the Company. For this purpose, “relative” includes spouses, domestic partners, children, parents, grandparents, brothers and sisters, step relations, in-laws, and cousins. Exceptions are small promotional items. For additional detail, employees should consult the Employee Handbook.

Acting as a fiduciary

A “fiduciary” is a person to whom property or power is given for the benefit of a third party. Acting as a trustee, executor of an estate, or legal guardian are common examples of a fiduciary relationship. CUB generally discourages employees from acting as a fiduciary because fiduciary duties present the possibility of conflicts of interest. Other than acting as a fiduciary for a close family member, any appointment as a fiduciary must be approved by the Company’s General Counsel or Director of Human Resources.

Outside directorships

To prevent conflicts of interest CUB prohibits Colleagues from serving on the board of directors (or similar managing body) of a public or private business without prior written approval of the General Counsel or Director of Human Resources. Approval is also required to serve as paid director for a not-for-profit organization (e.g., homeowners’ association, church board, community group, or charitable foundation) and to serve as an unpaid director of a not-for-profit organization. Before you agree to serve in any outside directorship, make sure that the position does not cause a conflict of interest or reflect negatively on the business activities or reputation of CUB.

Directors are required to disclose other directorships held to the Company’s Board of Directors and the General Counsel. These engagements will be disclosed to shareholders in connection with the Company’s annual meeting of shareholders or annual report.

Loans

The Company has a policy against making loans to employees or Directors generally. Exceptions require Board of Director authorization.

HONESTY AND FAIR DEALING

The Company expects its Colleagues to do their jobs and perform their obligations with absolute honesty and integrity. Acts of dishonesty may result in the Company terminating the offender’s employment.

Fair dealing

CUB strives to ensure that all of its actions are guided by absolute honesty, integrity and fairness. The Company believes that cooperation, trust and shared objectives are vital to its success and seeks competitive advantage through superior products, services and performance, never through unethical or illegal business practices. All CUB Colleagues are expected to deal fairly with CUB’s customers, suppliers, competitors and fellow Colleagues and may not take unfair advantage of anyone else through manipulation, concealment, abuse of confidential information, misrepresentation of material facts, unfair dealing or illegal business practice.

Accuracy and completeness of Company records

CUB has established very high standards for service and performance. All Company records must be maintained completely and accurately. A Colleague is prohibited from structuring accounts or other corporate records so as to avoid reporting (whether to bank management or federal agencies) or signing authority requirements, nor may a transaction be misrepresented to make it appear more beneficial to the Company or anyone else than it really is. CUB considers falsifying or misrepresenting Company accounts and records to be the equivalent of fraud.

PROTECTING THE COMPANY’S ASSETS

All Colleagues should take all necessary and appropriate precautions to protect the Company’s assets and ensure their efficient and effective use for legitimate business purposes. Any misuse or infringement of Company assets should be reported to the Company’s General Counsel.

PERSONAL CONDUCT

CUB is committed to maintaining a diverse work environment where all Colleagues can work together comfortably and productively so that new ideas and sound strategies may be implemented with enthusiasm. The Company strives to create and maintain an environment where people are valued and appreciated for their contributions. Therefore, the Company expects you to treat all other Colleagues with respect. Our Colleagues are entitled to a workplace free from any form of discrimination or harassment, including sexual harassment.

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The Company prohibits discrimination against any of its Colleagues, customers, independent contractors or vendors, and particularly if the conduct is based on an individual’s race, religion, color, sex, age, national origin, ancestry, marital status, sexual orientation, physical or mental disability, or any other characteristic protected by law.

Such conduct is not only prohibited by the Company, it may be a violation of federal and state anti-discrimination laws. The Company prohibits such behavior even if it is not so severe that it would be considered illegal under the law. Harassing conduct is prohibited even if the offending Colleague did not intend to offend or believed his or her comments or conduct was welcome.

CONFIDENTIALITY AND USE OF COMPANY INFORMATION

CUB considers it essential to protect the private, personal and proprietary information of the Company, its customers, vendors and Colleagues. Colleagues are entrusted with and have access to equipment, systems and information related to the Company’s business and customers, all of which are highly valuable assets of the Company.

Confidential Information includes all non-public information about the Company, business or customers that is not generally known to the public or to our competitors and trade secrets (“Confidential Information”). Protection of these assets is important to maintaining our competitive position in the financial services industry. It is your responsibility to maintain the confidentiality of all Confidential Information both during and after your employment or association with CUB.

Disclosure of Confidential Information should be made only in accordance with appropriate authorization from the Company an in accordance with applicable law and regulation. When in doubt as to the confidentiality or proprietary nature of resources or to report a privacy violation, where non-public information is handled in an unsecured manner, or shared, intentionally or unintentionally, with an unauthorized party, consult the General Counsel.

Customer privacy

Customers are understandably concerned about the way their personal information is handled, and in financial matters the subject is even more sensitive. You are not to access customer information, including information about a customer who is also a Colleague, without proper authorization and a business need. You must maintain confidentiality when sharing a customer’s personal financial information with CUB Colleagues or with contracted outside service providers or vendors.

The Company has established policies to protect the privacy of the Company’s external and internal customers, which explain the safeguarding, collecting, and sharing of customers’ non-public personal information, and the circumstances under which the Company may use this information.

Audits and Investigations

All Colleagues are expected to cooperate fully with internal and external auditors, regulatory examiners from the Federal Reserve Board, the Federal Deposit Insurance Corporation, the California Department of Business Oversight and investigators, even to the point of disclosing otherwise private or personal information where such information is necessary or relevant to the auditor matter under investigation. The withholding or omission of material facts, or information that may render the audit or investigation incomplete or lead to an incorrect conclusion is as serious as an intentional misstatement.

POLITICAL AND CIVIC ACTIVITIES AND CONTRIBUTIONS

CUB encourages Colleagues to exercise their responsibility to vote and take an active interest in the issues of their community. However, civic and political activities and contributions represent the personal views of a Colleague and not those of CUB. Colleagues may not display political symbols, distribute political literature, gather signatures on a petition, or otherwise engage in political activity at CUB facilities or functions. Colleagues may not utilize envelopes or stationary printed with the Company’s name or address for political correspondence.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

As a financial services company, CUB operates in a highly regulated business environment. Accordingly, you are expected to understand, respect and comply with all of the laws, regulations, policies and procedures that apply to you in your position with CUB. If you have any doubt, you should talk to your manager or compliance officer, or the Company’s Legal Department, to determine and understand the applicability of the laws, regulations and Company procedures and policies that apply to your position.

Insider Trading

In the course of your work, you might learn information about CUB, its employees, its customers, or the companies with which it does business that could influence an investor’s decisions. In addition to being both unethical and illegal, if a Colleague has material information about a company that is not generally known or publicly available and the Colleague buys or sells securities of that company, or gives the information to someone else who does so, both the Colleague and the Corporation may incur civil and criminal liability under the securities laws. The Company has established specific policies relative to insider trading (Insider Trading Policy) which are applicable to all Company directors and employees. These policies prohibit a Colleague from engaging in illegal practices relative to CU Bancorp’s securities or those of companies that are CUB clients, customers and vendors. The Company has also implemented guidelines for Colleagues who wish to buy or sell securities of CU Bancorp which, among other things, require notice by directors and other specified officers to the Legal Department prior to a transaction. Colleagues must review those guidelines and policy carefully to ensure compliance, and should be aware that even the appearance of inappropriate insider trading should be avoided. Any questions regarding the propriety of stock or other security transaction should be directed to the General Counsel.

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Anti-trust

You must avoid any form of agreement or understanding with employees of competing financial institutions regarding geographic, market or customer allocation, interest rates, fees or charges on deposit accounts, or loans or other products or services that the Company is offering or considering offering. The Company discourages discussions about CUB’s products, services and business plans because such discussions could be construed in certain circumstances to be agreements or conspiracies to fix or establish prices, or otherwise restrain competition in violation of state and federal antitrust laws. Such discussions may also contravene other Company policies, such as the policy against disclosure of proprietary information.

APPLICATION AND ENFORCEMENT OF PRINCIPLES OF BUSINESS CONDUCT & ETHICS

This Principles of Business Conduct & Ethics is a set of principles established by CUB that, along with its corporate values, are intended to guide the decisions and conduct of all Company employees and directors. Its application and interpretation will depend on the circumstances of each particular situation. If you act in a manner contrary to the Principles of Business Conduct & Ethics, you could be subject to corrective action, which could range from counseling to termination of employment, depending on management’s evaluation of the circumstances. Even inadvertent Principles of Business Conduct & Ethics violations are generally considered extremely serious.

This Principles of Business Conduct & Ethics is not a contract or legally binding document and the Board of Directors of CUB may amend or otherwise modify this Principles of Business Conduct & Ethics as it deems appropriate and in the best interests of the Company.

Waivers

Generally, it is not intended that there will be waivers to these Principles; however, situations may arise that necessitate waivers, and appropriate waivers will be determined on a case-by-case basis. Waivers of any provisions of this Principles of Business Conduct & Ethics that are in favor of any Company executive officer or director may be granted only by the Company’s Board of Directors or a Board committee with specified delegated authority. The Company will disclose to its shareholders any such waivers as required by the Securities Exchange Act of 1934 and the rules and regulations thereunder and the applicable rules of the NASDAQ and on the Company’s website at www.cunb.com. These Principles may be amended or modified by the Board of Directors of CU Bancorp.

Questions about ethics

Application of this Principles of Business Conduct & Ethics to day-to-day situations can sometimes raise difficult issues. You should feel free to talk to the General Counsel or with the Director of Human Resources.

Reporting illegal or harmful activities

Whenever you believe that anyone, including another CUB employee, has committed an illegal or dishonest act or an act that causes harm to people or property (including fraud, theft and other suspected criminal activities), has violated a provision of this Principles of Business Conduct & Ethics, or if you have concerns regarding Company accounting or financial audit-related matters you should report it to Anita Wolman, General Counsel at (818) 257-7779 or to the Chairman of CUB’s Audit and Risk Committee c/o California United Bank, 15821 Ventura Boulevard, Suite 110, Encino, CA 91436. You may also report these (anonymously if desired), through the Company’s “hotline” at 888-568-0380. Information you provide will be held in the strictest confidence to the extent possible. Anyone who knows of an illegal, harmful, or dishonest act or of a violation of this Principles of Business Conduct & Ethics but does not report it may be considered an accessory and subject to corrective action. There will be no retaliation from CUB or any of its employees against a person who presents in good faith what he or she believes to be evidence of a violation of this Principles of Business Conduct & Ethics or of an illegal, harmful, or dishonest act committed by another CUB employee.

CUB thanks you for your commitment to upholding the Company’s principles and ethical standards. We hope this Principles of Business Conduct & Ethics and our corporate values of ethics, respect, teamwork, innovation and excellence provide you with the guidance to do so.

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